Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Orchid BioSciences, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-53118 and No. 333-76744 on Form S-8 and No. 333-60582, No. 333-85550, No. 333-98825, No. 333-105732 and No. 333-111892 on Form S-3 of Orchid BioSciences, Inc. of our report dated February 27, 2004, except as to the third paragraph of Note 25, which is as of March 23, 2004, with respect to the consolidated balance sheets of Orchid BioSciences, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003 Annual Report on Form 10-K of Orchid BioSciences, Inc.

Our report refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” as of July 1, 2001 and of certain provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as required for goodwill and other intangibles resulting from business combinations consummated after June 30, 2001, and to the full adoption as of January 1, 2002 of the provisions of SFAS No. 142.

/s/    KPMG LLP

Princeton, New Jersey

March 26, 2004